De Beira Goldfields Inc.

DISCLOSURE COMMITTEE CHARTER

Disclosure Policy

All disclosures made by De Beira to its security holders or the investment community should (i) be accurate, complete and timely, (ii) present fairly, in all material respects, De Beira’s financial condition, results of operations and cash flows, and (iii) meet any other legal, regulatory or stock exchange requirements.

Committee Purpose

De Beira’s Disclosure Committee (the “Committee”) will assist De Beira’s officers and directors (collectively, the “Senior Officers”) fulfilling De Beira’s and their responsibilities regarding (i) the identification and disclosure of material information about De Beira and (ii) the accuracy, completeness and timeliness of De Beira’s financial reports.

Responsibilities

Subject to the supervision and oversight of Senior Officers, the Committee will be responsible for the following tasks:

●
Review and, as necessary, help revise De Beira’s controls and other procedures (“Disclosure Controls and Procedures”) to ensure that (i) information required by De Beira to be disclosed to the Securities and Exchange Commission (the “SEC”), and other written information that De Beira will disclose to the public is recorded, processed, summarized and reported accurately and on a timely basis, and (ii) such information is accumulated and communicated to management, including the Senior Officers, as appropriate to allow timely decisions regarding required disclosure.

●	Assist in documenting, and monitoring the integrity and evaluating the effectiveness of, the Disclosure Controls and Procedures.

●
Review De Beira’s (i) annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, proxy statement, material registration statements, and any other information filed with the SEC (collectively, the “Reports”), (ii) press releases containing financial information, earnings guidance, forward-looking statements, information about material transactions, or other information material to De Beira’s shareholders, (iii) correspondence broadly disseminated to shareholders, and (iv) other relevant communications or presentations (collectively, the “Disclosure Statements”).

●
  Discuss information relative to the Committee’s responsibilities and proceedings, including (i) the preparation of the Disclosure Statements and (ii) the evaluation of the effectiveness of the Disclosure Controls and Procedures.

Page - 1

Other Responsibilities

The Committee will have such other responsibilities, consistent with the Committee’s purpose, as any Senior Officer may assign to it from time to time.

Disclosure Control Considerations

The Committee will base the review and revision of the Disclosure Controls and Procedures on the following factors:

●
Control Environment: The directives of the Board of Directors and the Audit Committee; the integrity and ethical values of De Beira’s officers and employees, including the “tone at the top”; De Beira’s Code of Ethics; and the philosophy and operating style of management, including how employees are organized and how authority is delegated.

●	Risk Assessment: The identification and analysis of relevant risks to achieving the goal of accurate and timely disclosure, forming a basis for determining how the risks should be managed.

●	Control Activities: The procedures to ensure that necessary actions are taken to address and handle risks to achievement of objectives.

●	Information and Communication: The accumulation, delivery and communication of financial information throughout (i.e., up, down and across) the organization.

●
Monitoring: The assessment of the quality of the financial reporting systems over time through ongoing monitoring and separate evaluations, including through regular management supervision and reporting of deficiencies upstream.

Organization

The members of the Committee will be comprised of De Beira’s officers and directors.

The Committee may designate two or more individuals, at least one of whom will be knowledgeable about financial reporting and another about law, who can, acting together, review Disclosure Statements when time does not permit full Committee review.

The Senior Officers at their option may, at any time and from time to time, assume any or all of the responsibilities of the Disclosure Committee identified in this Charter, including, for example, approving Disclosure Statements when time does not permit the full Committee (or the designated individuals) to meet or act.

The Committee may, at any time and from time to time, utilize external service providers to review and provide further comment on the Reports and the Disclosure Statements.

Page - 2

Chair

The Chief Financial Officer of De Beira will act as the Chair of the Committee (unless and until another member of the Committee will be so appointed by any Senior Officer).

Meetings and Procedures

The Committee will meet or act as frequently and as formally or informally as circumstances dictate to (i) ensure the accuracy, completeness and timeliness of the Disclosure Statements and (ii) evaluate the Disclosure Controls and Procedures and determine whether any changes to the Disclosure Controls and Procedures are necessary or advisable in connection with the preparation of the Reports or other Disclosure Statements, taking into account developments since the most recent evaluation, including material changes in De Beira’s organization and business objectives and any material change in economic or industry conditions.

The Committee will adopt, whether formally or informally, such procedures as it deems necessary to facilitate the fulfillment of its responsibilities.

Full Access

The Committee will have full access to all of De Beira’s books, records, assets, facilities and personnel, including the internal auditors, in connection with fulfilling its responsibilities.

Charter Review

The Committee will review and assess this Charter annually and recommend any proposed changes to the Senior Officers for approval.

Interpretation

Any questions of interpretation regarding this Charter, or the Committee’s responsibilities or procedures, will be determined initially by the Chair and, to the extent necessary, ultimately by the Senior Officers.

Page - 3